EXHIBIT 99.01

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

(a wholly-owned subsidiary of Ambac Financial Group, Inc.)

Consolidated Financial Statements

December 31, 2005 and 2004

Report of Independent Registered Public Accounting Firm

The Board of Directors

Ambac Assurance Corporation:

We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of Ambac Assurance Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 2003 Ambac Assurance Corporation changed its methods of accounting for variable interest entities and stock-based compensation.

New York, New York
March 10, 2006

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2005 and 2004

(Dollars in Thousands Except Share Data)

	2005	2004
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $8,940,769 in 2005 and $8,082,790 in 2004)	$9,153,354	$8,437,694
Short-term investments, at cost (approximates fair value)	406,530	484,232
Other (cost of $13,025 in 2005 and $3,271 in 2004)	13,308	3,426

Total investments	9,573,192	8,925,352

Cash	21,145	17,360
Securities purchased under agreements to resell	97,000	52,000
Receivable for securities sold	1,269	308
Investment income due and accrued	120,771	105,407
Reinsurance recoverable on paid and unpaid losses	3,730	16,765
Prepaid reinsurance	303,383	297,330
Deferred acquisition costs	202,195	184,766
Derivative assets	1,029,657	1,304,683
Loans	681,625	730,865
Other assets	140,751	68,111

Total assets	$12,174,718	$11,702,947

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Unearned premiums	$2,966,426	$2,782,768
Losses and loss expense reserve	304,139	254,055
Ceded reinsurance balances payable	23,746	18,248
Obligations under payment agreements	248,760	249,140
Deferred income taxes	201,043	256,384
Current income taxes	31,468	26,559
Long-term debt	1,041,848	1,074,368
Payable for securities purchased	11,641	—
Derivative liabilities	935,440	1,213,451
Other liabilities	239,152	181,260

Total liabilities	6,003,663	6,056,233

Stockholder’s equity:
Preferred stock, par value $1,000 per share; authorized shares — 285,000; issued and outstanding shares — none	—	—
Common stock, par value $2.50 per share; authorized shares — 40,000,000; issued and outstanding shares — 32,800,000 at December 31, 2005 and December 31, 2004	82,000	82,000
Additional paid-in capital	1,453,060	1,232,701
Accumulated other comprehensive income	136,897	237,632
Retained earnings	4,499,098	4,094,381

Total stockholder’s equity	6,171,055	5,646,714

Total liabilities and stockholder’s equity	$12,174,718	$11,702,947

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in Thousands)

	Years Ended December 31,
	2005	2004	2003
Revenues:
Financial Guarantee:
Gross premiums written	$1,100,161	$1,050,214	$1,149,172
Ceded premiums written	(99,673)	(70,946)	(138,146)

Net premiums written	$1,000,488	$979,268	$1,011,026

Net premiums earned	$820,663	$722,911	$626,673
Other credit enhancement fees	49,129	47,326	46,933

Net premiums earned and other credit enhancement fees	869,792	770,237	673,606
Net investment income	426,114	361,086	321,089
Net realized investment gains	6,307	30,004	40,190
Net mark-to-market gains on credit derivative contracts	13,618	17,734	23
Other income	5,297	6,601	4,927
Financial Services:
Interest from payment agreements	12,043	12,059	12,061
Other revenue	18,157	35,568	20,799

Total revenues	1,351,328	1,233,289	1,072,695

Expenses:
Financial Guarantee:
Losses and loss expenses	149,856	69,600	53,400
Underwriting and operating expenses	117,809	106,563	92,603
Interest expense	47,450	5,295	386
Financial Services:
Interest from payment agreements	6,785	3,752	3,503
Other expenses	6,372	6,889	6,706

Total expenses	328,272	192,099	156,598

Income before income taxes	1,023,056	1,041,190	916,097

Income tax expense (benefit):
Current taxes	270,386	245,423	249,359
Deferred taxes	(5,447)	28,422	(4,417)

Total income taxes	264,939	273,845	244,942

Net income	$758,117	$767,345	$671,155

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

(Dollars In Thousands)

	Years Ended December 31,
	2005		2004		2003
Retained Earnings:
Balance at January 1	$4,094,381		$3,430,036		$2,848,481
Net income	758,117	$758,117	767,345	$767,345	671,155	$671,155

Dividends declared – common stock	(353,400)		(103,000)		(89,600)

Balance at December 31	$4,499,098		$4,094,381		$3,430,036

Accumulated Other Comprehensive Income (Loss):
Balance at January 1	$237,632		$243,053		$231,436
Unrealized (losses) gains on securities, $(142,141), ($14,005), and $12,710, pre-tax, in 2005, 2004 and 2003, respectively) (1)		(92,391)		(9,098)		8,268
Foreign currency (loss) gain		(8,344)		3,677		3,349

Other comprehensive (loss) income	(100,735)	(100,735)	(5,421)	(5,421)	11,617	11,617

Total comprehensive income		$657,382		$761,924		$682,772

Balance at December 31	$136,897		$237,632		$243,053

Common Stock:
Balance at January 1 and December 31	$82,000		$82,000		$82,000

Additional Paid-in Capital:
Balance at January 1	$1,232,701		$1,144,096		$920,146
Capital contribution	199,110		62,606		210,384
Capital issuance costs	(5,035)		(4,698)		(4,671)
Stock based compensation	26,284		30,697		18,237

Balance at December 31	$1,453,060		$1,232,701		$1,144,096

Total Stockholder’s Equity at December 31	$6,171,055		$5,646,714		$4,899,185

(1) Disclosure of reclassification amount:	2005	2004	2003
Unrealized holding (losses) gains arising during period	$(89,038)	$9,863	$34,102
Less: reclassification adjustment for net gains included in net income	3,353	18,961	25,834

Net unrealized (losses) gains on securities	$(92,391)	$(9,098)	$8,268

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$758,117	$767,345	$671,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,167	2,744	2,765
Amortization of bond premium and discount	14,180	9,903	3,215
Current income taxes	15,268	3,944	9,497
Deferred income taxes	(5,592)	28,496	(3,933)
Deferred acquisition costs	(17,429)	(9,470)	(1,241)
Unearned premiums, net	177,605	257,685	386,419
Losses and loss expenses	63,119	50,906	19,089
Ceded reinsurance balances payable	5,498	2,865	(1,547)
Net realized investment gains	(6,307)	(30,004)	(40,190)
Other, net	23,581	(73,327)	8,315

Net cash provided by operating activities	1,032,207	1,011,087	1,053,544

Cash flows from investing activities:
Proceeds from sales of bonds	1,490,139	1,534,720	1,135,858
Proceeds from matured bonds	408,708	424,911	684,546
Purchases of bonds	(2,582,761)	(2,822,731)	(2,882,213)
Loans	(16,980)	(730,865)	—
Change in short-term investments	78,330	(270,516)	73,599
Securities purchased under agreements to resell	(45,000)	86,795	(81,042)
Other, net	(65,971)	(5,628)	(10,005)

Net cash used in investing activities	(733,535)	(1,783,314)	(1,079,257)

Cash flows from financing activities:
Dividends paid	(353,400)	(103,000)	(89,600)
Capital contributions	1,735	62,606	103,224
Proceeds from issuance of long-term debt	100,000	885,217	—
Payments for redemption of long-term debt	(54,982)	—	—
Capital issuance costs	(5,035)	(4,698)	(4,671)
Payment agreements	(380)	(670)	(724)
Net cash collateral received	17,175	16,062	47,028
Long-term financing from affiliates	—	—	(47,100)
Short-term financing from affiliates	—	(84,280)	20,030

Net cash (used in) provided by financing activities	(294,887)	771,237	28,187

Net cash flow	3,785	(990)	2,474
Cash at January 1	17,360	18,350	15,876

Cash at December 31	$21,145	$17,360	$18,350

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$232,927	$201,333	$199,648
Interest on affiliate financings	$—	$151	$386
Interest on payment agreements	$5,889	$3,082	$2,778
Interest on long-term debt	$40,659	$3,057	$—
Cash received during the year for:
Income taxes	$896	$—	$—

Supplemental disclosure of non-cash financing activities:

Ambac Assurance received capital contributions from its parent company in December 2005 and 2003 in the form of fixed income and short-term securities amounting to $197,375 and $107,160, respectively.

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

1	BACKGROUND

Ambac Assurance Corporation is a leading provider of financial guarantees to clients in both the public and private sectors around the world. Ambac Assurance provides financial guarantees on public finance and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. (“Ambac Financial Group”), a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

2	SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of Ambac Assurance and subsidiaries have been prepared on the basis of U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosures of contingent assets and liabilities. Actual results could differ from those estimates. The significant accounting policies of Ambac Assurance are described below:

CONSOLIDATION:

The consolidated financial statements include the accounts of Ambac Assurance and all other entities in which Ambac Assurance has a controlling financial interest. All significant intercompany balances have been eliminated. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist in entities, such as special purpose entities (“SPEs”), through arrangements that do not involve controlling voting interests.

There are two different accounting frameworks applicable to SPEs; the qualifying SPE (“QSPE”) framework under Statement of Financial Accounting Standards (“SFAS”) No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125); and the variable interest entity (“VIE”) framework under Financial Interpretation Number (“FIN”) 46R “Consolidation of Variable Interest Entities”. The applicable framework depends on the nature of the entity and Ambac Assurance’s relation to that entity.

The QSPE framework is applicable when an entity transfers (sells) financial assets to an SPE meeting certain criteria as defined in SFAS 140. These criteria are designed to ensure that the activities of the entity are essentially predetermined in their entirety at the inception of the vehicle; decision making is limited and restricted to certain events, and that the transferor of the financial assets cannot exercise control over the entity and the assets therein. Entities meeting these criteria are not consolidated by the transferor or other counterparty, as long as the entity does not have the unilateral ability to liquidate or to cause it to no longer meet the QSPE criteria. Ambac Financial Group follows the QSPE model for its medium-term note issuance program and does not consolidate those SPEs.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

When the SPE does not meet the QSPE criteria, consolidation is assessed pursuant to FIN 46R. Under FIN 46R, a VIE is defined as an entity that is not assessed for consolidation by determining which party maintains a controlling financial interest. As such, a VIE (i) lacks enough equity investment at risk to permit the entity to finance it’s activities without additional subordinated financial support from other parties, (ii) its equity owners lack the right to make significant decisions affecting the entity’s operations, and (iii) its equity owners do not have an obligation to absorb or the right to receive the entity’s losses or returns.

FIN 46R requires a variable interest holder (i.e., an investor in the entity or a financial guarantor) to consolidate that VIE if that holder will absorb a majority of the expected losses of the VIE, receive a majority of the residual returns of the VIE, or both. Ambac Assurance determines whether it is the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that includes, among other factors, its capital structure, contractual terms, which variable interests create or absorb variability, related party relationships and the design of the VIE. When qualitative analysis is not conclusive, Ambac Assurance performs a quantitative analysis.

Prior to Ambac Assurance’s adoption of FIN 46 on December 31, 2003, the decision of whether or not to consolidate depended on the applicable accounting principles for non QSPEs, including a determination regarding the nature and amount of investment made by third parties in the SPE. Consideration was given to, among other factors, whether a third party had made a substantive equity investment in the SPE; which party had voting rights, if any; who made decisions about the assets in the SPE; and who was at risk of loss.

INVESTMENTS:

Ambac Assurance’s investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale as defined by SFAS 115 “Accounting for Certain Investments in Debt and Equity Securities”. Available-for-sale securities are reported in the financial statements at fair value with unrealized gains and losses, net of deferred taxes, reflected in Accumulated Other Comprehensive Income in Stockholder’s Equity and are computed using amortized cost as the basis. Fair value is based primarily on quotes obtained from independent market sources. When quotes are not available, valuation models are used to estimate fair value. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities even if they are callable. For bonds purchased at a price above par value that have call features, premiums are amortized to the call date that produces the lowest yield, typically the first call date. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments on a retrospective basis. Short-term investments are carried at cost, which approximates fair value. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Ambac Assurance has a formal impairment review process for all securities in its investment portfolio. Ambac Assurance conducts a review each quarter to identify and evaluate investments that have indications of possible impairment. An investment in a debt security is impaired if its fair value falls below its amortized cost and the decline is considered “other than temporary.” If we believe a decline in the value of a particular investment is temporary, we record the decline as an unrealized loss; net of tax in Accumulated Other Comprehensive Income in Stockholder’s Equity on our Consolidated Balance Sheets. If we believe the decline is “other than temporary”, we write-down the carrying value of the investment and record a loss on our Consolidated Statements of Operations. Factors considered when assessing impairment include: (i) securities whose fair values have declined by 20% or more below amortized cost; (ii) securities whose market values have declined by 5% or more but less than 20% below amortized cost for a continuous period of at least six months; (iii) recent downgrades by rating agencies; (iv) the financial condition of the issuer; (v) whether scheduled interest payments are past due; and (vi) whether Ambac Assurance has the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value. Ambac Assurance’s assessment of a decline in value includes management’s current judgment of the factors noted above. If that judgment changes in the future, Ambac Assurance may ultimately record a loss after having originally concluded that the decline in value was temporary.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

Securities purchased under agreements to resell represent short-term collateralized financing transactions, and are recorded at their contracted amounts, plus accrued interest. Ambac Assurance takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value. At December 31, 2005 and 2004, collateral underlying securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of less than 30 days.

DEFERRED ACQUISITION COSTS:

Financial guarantee insurance costs that vary with and are primarily related to the production of business have been deferred. Ambac Assurance periodically conducts a study to determine the amount of operating costs that vary with and primarily relate to the acquisition of business and qualify for deferral. These costs include compensation of employees, marketing, rating agency fees, and certain other underwriting expenses, net of reinsurance ceding commissions. Premium taxes and reinsurance commissions are deferred in their entirety. Acquisition costs associated with credit derivatives are expensed as incurred. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned. Amortization of deferred acquisition costs is adjusted to reflect acceleration of premium revenue due to refundings or calls and to reflect changes in the estimated lives of certain insured obligations and amounted to $30,582, $25,260 and $38,529 for 2005, 2004 and 2003, respectively. Deferred acquisition costs, net of such amortization, amounted to $17,429, $9,470 and $1,241 for 2005, 2004 and 2003, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

LOANS:

Loans are reported at their outstanding principal balances. Interest income is accrued on the unpaid principal balance. A loan is considered impaired when, based on current events and the financial condition of the issuer, it is probable that Ambac Assurance will be unable to collect all principal and interest due according to the contractual terms of the loan agreement.

LOSSES AND LOSS EXPENSES:

Ambac Assurance provides financial guarantee insurance on certain debt obligations. This financial guarantee insurance is a promise to pay scheduled interest and principal if the issuer of the debt security fails to meet its obligation. The loss reserve policy for financial guarantee insurance discussed in this footnote relates only to Ambac Assurance’s non-derivative insurance business. The policy for derivative contracts is discussed in the section entitled “Derivative Contracts Classified as Held for Trading”. Losses and loss expenses are based upon estimates of the ultimate aggregate losses inherent in the non-derivative financial guarantee portfolio as of the reporting date. The evaluation process for determining the level of reserves is subject to certain estimates and judgments. In most instances, claim payments are forecasted in advance of issuer default as a result of active surveillance of the insured book of business and observance of deterioration in the obligor’s credit standing. Based upon Ambac Assurance’s experience, claim payments become probable and estimable once the issuer’s credit profile has migrated to certain impaired credit levels. The trustee, on behalf of the insured party, named beneficiary, or custodian has the right to make a claim under Ambac Assurance’s financial guarantee insurance policy at the first scheduled debt service date of the defaulted obligation. As discussed below, the accounting for credit loss reserves is possibly subject to change.

The liability for losses and loss expenses consists of active credit and case basis credit reserves. Active credit reserves are for probable and estimable losses due to credit deterioration on insured credits that have not yet defaulted or been reported and are reflected on an undiscounted basis as of the reporting date. The establishment of reserves for exposures that have not yet defaulted is a common practice in the financial guarantee industry. However, Ambac Assurance is aware that there are differences in the specific methodologies applied by other financial guarantors in establishing such reserves. Ambac Assurance’s active credit reserve is based on management’s on-going review of the non-derivative financial guarantee credit portfolio. Active surveillance of the insured portfolio enables Ambac Assurance’s Surveillance Group to track credit migration of insured obligations from period to period and prepare an adversely classified credit listing. The active credit reserve is established only for adversely classified credits. The criteria for an exposure to be included on the adversely classified credit listing includes the deterioration in an issuer’s financial condition, underperformance of the underlying collateral (for collateral dependent transactions such as mortgage-backed securitizations), problems with the servicer of the underlying collateral and other adverse economic events or trends. The servicer of the underlying collateral of an insured securitization transaction is a consideration in assessing credit quality because the servicer’s performance can directly impact the performance of the related issuer. For example, a servicer of a mortgage-backed securitization that does not remain current in their collection efforts could cause an increase in the delinquency and potential default of the underlying obligation.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The active credit reserve is established through a process that begins with estimates of probable losses inherent in the adversely classified credit portfolio. Estimates are computed for each adversely classified credit. These estimates are based upon: (i) Ambac Assurance’s internal system of credit ratings, which are analogous to the risk ratings of the major rating agencies; (ii) internally developed historical default information (taking into consideration ratings and average life of an obligation); (iii) internally developed loss severities; and (iv) the net par outstanding on the adversely classified credit. The loss severities and default information are based on rating agency information and are specific to each bond type and are established and approved by Ambac Assurance’s Portfolio Risk Management Committee. The Portfolio Risk Management Committee is comprised of senior risk management professionals and other senior management of Ambac Assurance. For certain credit exposures that have deteriorated significantly, Ambac Assurance will undertake additional monitoring and loss remediation efforts. Additional remediation can include various actions by Ambac Assurance. The most common actions include obtaining detailed appraisal information on collateral, more frequent meetings with the issuer’s or servicer’s management to review operations, financial condition and financial forecasts and more frequent analysis of the issuer’s financial statements. For these credits Ambac Assurance would use relevant information obtained from its remediation efforts to adjust the estimate discussed above. Senior management meets at least quarterly with the Surveillance Group to review the status of their work to determine the adequacy of Ambac Assurance’s loss reserves and make any necessary adjustments. Active credit reserves were $197,607 and $120,802 at December 31, 2005 and 2004, respectively. The active credit reserves at December 31, 2005 and 2004 was comprised of 90 and 68 credits with net par outstanding of $6,319,724 and $7,574,223, respectively. Included in the calculation of active credit reserves at December 31, 2005 and 2004 was the consideration of $17,479 and $17,891, respectively, of reinsurance which would be due to Ambac Assurance from the reinsurers, upon default of the insured obligation.

Case basis credit reserves are for losses on insured obligations that have defaulted. We believe our definition of case basis credit reserves differs from other financial guarantee industry participants. Upon the occurrence of a payment default, the related active credit reserve is transferred to case basis credit reserve. Additional provision for losses upon further credit deterioration of a case basis exposure are initially recorded through the active credit reserve and subsequently transferred to case basis credit reserves. Our case reserves represent the present value of anticipated loss and loss expense payments expected over the estimated period of default. Loss and loss expenses consider anticipated defaulted debt service payments, estimated expenses associated with settling the claims and estimated recoveries under collateral and subrogation rights. The estimate does not consider future installment premium receipts, as the likelihood of such receipts is remote. Ambac Assurance discounts these estimated net payments using discount rates that approximate the average taxable equivalent yield on our investment portfolio. Discount rates applied to case basis credit reserves were 4.75% and 6.0% at December 31, 2005 and 2004, respectively. Case basis credit reserves were $106,532 and $133,254 at December 31, 2005 and 2004, respectively. The case basis credit reserves at December 31, 2005 and 2004 were comprised of 10 and 11 credits, respectively, with net par outstanding of $838,975 and $661,396, respectively. Additionally, we have reinsurance recoverables on case basis credit reserves of $3,468 and $16,499 at December 31, 2005 and 2004, respectively.

Ambac Assurance provides information on the classification of its loss reserve between active credit reserve and case basis credit reserve for the purpose of disclosing the components of the total

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

reserve that relate to exposures that have not yet defaulted and those that have defaulted. The total reserve (active credit and case basis) was $304,139 and $254,055 at December 31, 2005 and 2004, respectively. Due to the relatively small number and large size of certain insured obligations comprising the active and case basis credit reserves, improvements or further deterioration in any one credit may significantly impact our loss provision in a given period. The provision for losses and loss expenses in the accompanying Consolidated Statements of Operations represents the expense recorded to bring the total reserve to a level determined by management to be adequate for losses inherent in the non-derivative financial guarantee insurance portfolio.

Our liabilities for credit losses are based in part on the short-duration accounting guidance in SFAS No. 60, “Accounting and Reporting by Insurance Enterprises.” The trustee (on behalf of the insured party), named beneficiary or custodian has a right to a claim payment under the financial guarantee insurance policy at the date of the first scheduled debt service payment of a defaulted security in the amount equal to the payment shortfall. We believe a loss event occurs for financial guarantee insurance products at the time the issuers’ financial condition deteriorates to an impaired credit status rather than at the time the insured party has a right to a claim payment. Because of this belief and the ambiguities discussed below in the application of SFAS No. 60 to the financial guarantee industry, Ambac Assurance does not believe that SFAS No. 60 alone provides sufficient guidance. As a result, Ambac Assurance supplements the guidance in SFAS No. 60 with the guidance in SFAS No. 5, “Accounting for Contingencies,” which calls for a loss to be accrued if it is probable that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. Ambac Assurance also relies by analogy on EITF Issue No. 85-20, “Recognition of Fees for Guaranteeing a Loan,” which states that a guarantor should perform an ongoing assessment of the probability of loss to determine if a liability (and a loss) should be recognized under SFAS No. 5.

In management’s view, the accounting guidance noted above does not comprehensively address the attributes of financial guarantee insurance contracts, primarily due to the fact that SFAS No. 60 was developed prior to the maturity of the financial guarantee industry. Financial guarantee contracts have elements of long-duration insurance contacts in that they are irrevocable and extend over a period of time that may be 30 years or more but are considered and reported for regulatory purposes as property and casualty insurance, normally considered short-duration contracts. The short-duration and long-duration classifications have different methods of accounting for premium revenue, deferred acquisition costs and contract liability recognition.

Ambac Assurance is aware that there are certain differences regarding the measurement of liabilities for credit losses among participants in the financial guarantee industry. Difficulties applying the existing insurance accounting literature such as the classification of the insurance contracts as either short-duration or long-duration to the attributes of financial guarantee insurance, different measurement models and assumptions utilized, regulatory guidance provided to certain entities, and the existence of accounting literature providing guidance with respect to liability recognition for loan guarantees are the reasons for differences among the industry participants.

In January and February of 2005, the Securities and Exchange Commission (“SEC”) staff discussed with the financial guarantee industry participants differences in loss reserve recognition practices among those participants. In June 2005, the Financial Accounting Standards Board (“FASB”)

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

added a project to its agenda to consider the accounting by financial guarantee insurers for claims liability recognition, premium recognition and deferred acquisition costs. The proposed and final documents are expected to be issued in 2006. When the FASB or SEC reach a conclusion on this issue, Ambac Assurance and the rest of the financial guarantee industry may be required to change some aspects of their loss reserving policies and the potential changes could extend to premium and expense recognition. Ambac Assurance cannot predict how the FASB or SEC will resolve this issue and the resulting impact on our financial statements. Until the issue is resolved, Ambac Assurance intends to continue to apply its existing policy with respect to the establishment of both case and active credit reserves.

OBLIGATIONS UNDER PAYMENT AGREEMENTS:

Ambac Assurance has obligations under certain payment agreements that represent funds received from various investors and are used to purchase fixed income municipal investment securities. Obligations under payment agreements are recorded as liabilities on the Consolidated Balance Sheets at the amortized cost of the agreement. Interest expense is computed based upon daily outstanding settled liability balances, at rates and periods specified in the agreements. Net interest income related to proceeds received under these payment agreements is included as a component of Financial Services revenue. Under the terms of these payment agreements the investors have the contractual right to redeem their investment at any time, within five business days notice to Ambac Assurance.

NET PREMIUMS EARNED:

Gross premiums are received either upfront (typical of public finance obligations) or in installments (typical of structured finance obligations). Up-front insurance premiums written are received for an entire bond issue, which may contain several maturities; and are recorded as unearned premiums. The premium is allocated to each bond maturity proportionally, based on total principal amount guaranteed and is recognized as premiums earned on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized as premiums earned over each installment period, typically one year or less, on a straight-line basis. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is recognized at that time.

Premiums ceded to reinsurers reduce the amount of net premiums earned Ambac Assurance will recognize from its insurance policies. For both up-front and installment premiums, ceded premiums written are primarily recognized in earnings in proportion to and at the same time the related gross premium revenue is recognized. Prepaid reinsurance represents the portion of premiums ceded to reinsurers relating to unearned premiums ceded under reinsurance contracts.

FINANCIAL SERVICES REVENUE:

Ambac Assurance provides interest rate and currency swaps principally to states, municipalities and their authorities and asset-backed issuers in connection with their financings. Ambac Assurance also enters into total return swaps, which contain contractual provisions similar to credit default swaps,

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

with various financial institutions. All interest rate, currency and total return swap revenues are accounted for as “Derivative Contracts Classified as Held for Trading Purposes,” which is discussed in the Derivative Contracts section below.

DERIVATIVE CONTRACTS CLASSIFIED AS HELD FOR TRADING PURPOSES:

SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 138 and SFAS 149, establishes accounting and reporting standards for derivative instruments. All derivatives are required to be recorded on the Consolidated Balance Sheets at fair value. When available, quotes are obtained from independent market sources. However, when quotes are not available, Ambac Assurance uses internally developed valuation models. These valuation models require market-driven inputs, including contractual terms, credit spreads on underlying referenced obligations, yield curves and tax-exempt interest ratios. The valuation results from these models could differ materially from amounts that would actually be realized in the market. In accordance with the Emerging Issues Task Force (EITF) Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3), recognition of a trading profit at inception of a derivative transaction is prohibited unless fair value of that derivative is obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data. Ambac Assurance defers trade date gains or losses on derivative transactions where the fair value is not determined based upon observable market transactions and market data. The deferral is recognized in income when the market data becomes observable or over the life of the transaction. The fair value includes an adjustment for counterparty credit risk and other adjustments, as appropriate, to reflect liquidity and ongoing servicing costs.

All derivative contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for all derivatives are recorded as Derivative Assets or Derivative Liabilities on the Consolidated Balance Sheets.

Financial Guarantee Credit Derivatives:

Ambac Assurance, through its subsidiary Ambac Credit Products, enters into structured credit derivative transactions with various financial institutions. Management views these structured credit derivative transactions as an extension of its financial guarantee business, which Ambac Assurance intends to hold for the entire term of the contract. These structured credit derivative contracts are accounted for at fair value since they do not qualify for the financial guarantee scope exception under SFAS 133, as amended. Changes in fair value are recorded in the consolidated Statement of Operations. The fee component is reflected in “Other Credit Enhancement Fees”, and mark-to-market gains or losses associated with fair value changes are reflected in “Net Mark-to-Market Gains on Credit Derivative Contracts”.

Financial Services Derivative Products:

Ambac Assurance, through its subsidiary Ambac Financial Services, provides interest rate and currency swaps to states, municipalities and their authorities, asset-backed issuers and other entities in connection with their financings. Ambac Capital Services enters into total return swaps with

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

professional counterparties. Total return swaps are primarily referenced to fixed income obligations, which meet Ambac Assurance’s credit underwriting criteria. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of “Other Revenue” in the accompanying Consolidated Statements of Operations.

DEPRECIATION AND AMORTIZATION:

Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements is charged over the lesser of ten years or the remaining term of the operating leases, ranging from one to ten years, using the straight-line method.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

Ambac Financial Group provides various postretirement and postemployment benefits, including pension and health and life benefits that cover substantially all employees who meet certain age and service requirements. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations. These expenses are allocated for each of Ambac Financial Group’s subsidiaries based on a percentage of payroll.

STOCK COMPENSATION PLANS:

Effective January 1, 2003, Ambac Financial Group began to account for stock-based employee compensation in accordance with the fair-value method prescribed by SFAS Statement 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) as amended by SFAS Statement 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” (“SFAS 148”), prospectively to all employee awards granted after January 1, 2003. Under this method of adoption, compensation expense is recognized over the relevant service period based on the fair value of stock options and restricted stock units granted for 2003 and future years. Stock options and restricted stock unit expenses are allocated to each of Ambac Financial Group’s subsidiaries based on the actual number of stock options and restricted stock units granted to each subsidiary’s employees. No unearned compensation is included in “Stockholder’s Equity” for such stock options and restricted stock units granted. Rather, such stock options and restricted stock units are included in “Stockholder’s Equity” when services required from employees in exchange for the awards are rendered and expensed. Compensation expense for restricted stock units is recognized over the relevant service periods based on the applicable vesting provisions.

FOREIGN CURRENCY:

Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with SFAS Statement 52, “Foreign Currency Translation” (“SFAS 52”). Under SFAS 52, functional currency assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are included as a component of

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

“Accumulated Other Comprehensive Income”, net of any related taxes in Stockholder’s Equity. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates.

Foreign currency transaction gains and losses of Ambac Assurance’s U.S. dollar functional currency subsidiaries, arising primarily from sales of long-term foreign denominated investment securities, short-term investment securities and cash denominated in foreign currencies, are reflected in net income. The Consolidated Statements of Operations include pre-tax gains from such foreign exchange items of $7,089, $6,596 and $9,511 for 2005, 2004 and 2003, respectively.

INCOME TAXES:

Pursuant to a tax sharing agreement, Ambac Assurance is included in Ambac Financial Group, Inc.’s consolidated Federal income tax return. The tax sharing agreement provides for the determination of tax expense or benefit based on the contribution of Ambac Assurance to Ambac Financial Group’s consolidated Federal income tax liability, computed substantially as if Ambac Assurance filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return. Ambac Assurance files its own state income tax returns.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

ACCOUNTING STANDARDS:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123-R, “Share-Based Payment”. This Statement is a revision of SFAS 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related implementation guidance. SFAS 123-R requires entities to recognize compensation cost for all equity-classified awards after the effective date using the fair-value measurement method. Originally, SFAS 123-R was to be effective for interim or annual periods beginning after June 15, 2005. However, in April 2005, the effective date was amended to the first interim reporting date of the next fiscal year after June 15, 2005. Ambac Assurance adopted SFAS 123-R on January 1, 2006 by using a modified prospective approach. The adoption of SFAS 123-R is not expected to have a material impact on Ambac Assurance’s operating results.

On November 3, 2005, the FASB issued FASB Staff Position (FSP) FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This FSP nullifies certain requirements of EITF Issue 03-1 and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary-Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value”. The FSP addresses determining when an investment is considered impaired and

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

whether that impairment is other than temporary, and measuring an impairment loss. The FSP also addresses the accounting after an entity recognizes an other-than-temporary impairment, and requires certain disclosures about unrealized losses that the entity did not recognize as other-than-temporary impairments. The FSP is effective for the reporting periods beginning after December 15, 2005. Ambac Assurance adopted FSP on January 1, 2006. The adoption of FSP FAS 115-1 and FAS 124-1 is not expected to have a material impact on Ambac Assurance’s operating results.

On February 16, 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS 155 amends SFAS 133 and SFAS 140, and addresses issues raised in SFAS 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” The primary objectives of SFAS 155 are: (i) with respect to SFAS 133, to address the accounting for beneficial interests in securitized financial assets and (ii) with respect to SFAS 140, eliminate a restriction on the passive derivative instruments that a QSPE may hold. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Ambac Assurance is currently evaluating the implication of SFAS 155 on its financial statements.

The FASB is currently working on a number of amendments to the existing accounting standards governing financial guarantees, asset transfers, securitization, consolidation, and fair value of financial instruments. Upon completion of these standards, Ambac Assurance will need to reevaluate its accounting and disclosures. In addition, the FASB is currently working on a project that will change the accounting and reporting for pension and postretirement plans. Management expects the new standard to require companies to record an asset or liability on the Consolidated Balance Sheet equal to the funded status of the plans. Any other plan assets or liabilities would be reflected net as an adjustment to stockholder’s equity.

RECLASSIFICATIONS:

Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

3	INVESTMENTS

The amortized cost and fair value of investments at December 31, 2005 and 2004 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2005: Fixed income securities:
Municipal obligations	$6,477,896	$236,779	$21,513	$6,693,162
Corporate obligations	76,848	13,276	—	90,124
Foreign obligations	203,348	6,186	2,790	206,744
U.S. government obligations	170,335	1,022	1,006	170,351
U.S. agency obligations	559,648	886	4,931	555,603
Mortgage and asset-backed securities	1,452,694	2,644	17,968	1,437,370
Short-term	406,530	—	—	406,530
Other	13,025	434	151	13,308

	$9,360,324	$261,227	$48,359	$9,573,192

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2004: Fixed income securities:
Municipal obligations	$5,854,151	$315,583	$7,395	$6,162,339
Corporate obligations	114,563	17,849	—	132,412
Foreign obligations	217,007	21,282	416	237,873
U.S. government obligations	105,727	1,132	101	106,758
U.S. agency obligations	411,000	3,991	2,043	412,948
Mortgage and asset-backed securities	1,380,342	9,515	4,493	1,385,364
Short-term	484,232	—	—	484,232
Other	3,271	425	270	3,426

	$8,570,293	$369,777	$14,718	$8,925,352

Foreign obligations consist primarily of government issued securities, which are denominated in either Pounds sterling, Euros or Australian dollars.

The amortized cost and estimated fair value of investments at December 31, 2005, by contractual maturity, were as follows:

	Amortized Cost	Estimated Fair Value
Due in one year or less	$497,552	$499,634
Due after one year through five years	1,101,574	1,113,295
Due after five years through ten years	2,424,339	2,441,456
Due after ten years	3,884,165	4,081,437

	7,907,630	8,135,822
Mortgage and asset-backed securities	1,452,694	1,437,370

	$9,360,324	$9,573,192

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The following table shows the gross unrealized losses and fair values of Ambac Assurance’s investments, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2005: Fixed income securities
Municipal obligations	$1,335,894	$13,839	$278,752	$7,674	$1,614,646	$21,513
Foreign obligations	52,208	1,194	14,228	1,596	66,436	2,790
U.S. government obligations	127,352	881	17,371	125	144,723	1,006
U.S. agency obligations	313,102	4,753	5,525	178	318,627	4,931
Mortgage and asset-backed securities	556,774	8,415	327,752	9,553	884,526	17,968
Other	199	3	538	148	737	151

Total temporarily impaired securities	$2,385,529	$29,085	$644,166	$19,274	$3,029,695	$48,359

2004: Fixed income securities
Municipal obligations	$409,651	$4,586	$124,564	$2,809	$534,215	$7,395
Foreign obligations	8,516	13	56,995	403	65,511	416
U.S. government obligations	24,701	101	—	—	24,701	101
U.S. agency obligations	239,116	2,043	—	—	239,116	2,043
Mortgage and asset-backed securities	407,729	2,734	113,667	1,759	521,396	4,493
Other	151	3	852	267	1,003	270

Total temporarily impaired securities	$1,089,864	$9,480	$296,078	$5,238	$1,385,942	$14,718

At December 31, 2005 and 2004, there were 267 and 112 investments in fixed income securities where the aggregate amortized cost exceeded fair value by $48,359 or 2% and $14,718 or 1%, respectively. Management has determined that the unrealized losses in fixed income securities at December 31, 2005 are primarily attributable to the current interest rate environment and has concluded that these unrealized losses are temporary in nature based upon (a) no principal and interest payment defaults on these securities; (b) analysis of the creditworthiness of the issuer; and (c) Ambac Assurance’s ability and current intent to hold these securities until a recovery in fair value or maturity. There were no individual securities with material unrealized losses as of December 31, 2005 and 2004. Of the $29,085 and $9,480 that have been in a gross unrealized loss position for less than a year, 100% are rated investment grade for 2005 and 2004. Of the $19,274 and $5,238 that have been in a gross unrealized loss position for a year or more, 99% and 95% are rated investment grade for 2005 and 2004, respectively. There were impairment write-downs of $340, $0, and $0 in 2005, 2004 and 2003, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Securities carried at $6,583 and $6,644 at December 31, 2005 and 2004 respectively, were deposited by Ambac Assurance with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

Ambac Assurance’s fixed income portfolio included securities covered by guarantees issued by Ambac Assurance (“insured securities”). The published ratings on these securities are triple-A by the major rating agencies as a result of the Ambac Assurance insurance policy. Rating agencies generally do not publish separate underlying ratings (those ratings excluding the Ambac Assurance insurance) because the insurance cannot be legally separated from the underlying security by the insurer. Ambac Assurance obtains underlying ratings through ongoing dialog with rating agencies. At December 31, 2005, one security with a carrying value of $33,748 representing less than 1% of the investment portfolio with an underlying rating of A- was insured by Ambac Assurance.

Net investment income of Ambac Assurance comprised the following:

	2005	2004	2003
Fixed income securities	$388,255	$359,879	$319,372
Short-term investments	8,071	2,465	2,321
Loans	35,496	3,623	2,726

Total investment income	431,822	365,967	324,419
Investment expense	(5,708)	(4,881)	(3,330)

Net investment income	$426,114	$361,086	$321,089

Net realized investment gains were $6,307, $30,004 and $40,190 in 2005, 2004 and 2003, respectively. The following table details amounts included in net realized gains:

	2005	2004	2003
Gross realized gains on securities sold	$11,926	$40,346	$36,810
Gross realized losses on securities sold	(13,067)	(15,996)	(5,148)
Foreign exchange gains on investments	7,448	5,654	8,528

Net realized gains	$6,307	$30,004	$40,190

4	REINSURANCE

In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

	Year Ended December 31,
	2005		2004		2003
	Written	Earned	Written	Earned	Written	Earned
Direct	$1,046,580	$878,359	$1,011,646	$783,929	$1,119,914	$698,526
Assumed	53,581	35,924	38,568	38,059	29,258	36,958
Ceded	(99,673)	(93,620)	(70,946)	(99,077)	(138,146)	(108,811)

Net premiums	$1,000,488	$820,663	$979,268	$722,911	$1,011,026	$626,673

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Ambac Assurance pledged cash and fixed income securities to foreign insurers of $13,556, $15,086 and $13,584 at December 31, 2005, 2004 and 2003, respectively, related to business assumed from those insurers.

The reinsurance of risk does not relieve Ambac Assurance of its original liability to its policyholders. In the event that any of Ambac Assurance’s reinsurers are unable to meet their obligations under reinsurance contracts, Ambac Assurance would nonetheless, be liable to its policyholders in the full amount of its policy.

Ambac Assurance’s reinsurance assets, including prepaid reinsurance and reinsurance recoverables on losses amounted to $307,113 at December 31, 2005. This credit exposure existed at December 31, 2005 with respect to reinsurance recoverables to the extent that any reinsurer may not be able to reimburse Ambac Assurance under the terms of these reinsurance arrangements. At December 31, 2005, approximately 44% of the reinsurance assets were due from unauthorized reinsurers. In order to obtain statutory recognition, all of these amounts were collateralized ($203,963 of collateral at December 31, 2005). The collateral can be drawn on for amounts that remain unpaid beyond specified time periods on an individual reinsurer basis. The remaining 56% of the reinsurance assets were from authorized reinsurers. The terms authorized and unauthorized pertain to regulatory categories, not credit worthiness. Approximately 87% of the balances with respect to authorized reinsurers are from reinsurers rated double-A or better, as rated by Standard and Poor’s. This rating is a measure of financial strength.

To minimize exposure to significant losses from reinsurers, Ambac Assurance (i) monitors the financial condition of its reinsurers; (ii) is entitled to receive collateral from its reinsurance counterparty in certain reinsurance contracts; and (iii) has certain termination triggers that can be exercised by Ambac Assurance in the event of a rating downgrade of a reinsurer. For the years ended December 31, 2005, 2004 and 2003, reinsurance recoveries, which reduced loss and loss expenses incurred, amounted to $22,936, $2,581 and $4,041, respectively. Reinsurance recoverables on paid losses and loss expenses as of December 31, 2005, 2004 and 2003 were $263, $266 and $495, respectively.

In January 2006, Ambac Assurance exercised its termination rights and cancelled the remaining reinsurance contracts with AXA Re Finance S.A. and American Reinsurance Company. This cancellation will result in approximately $37,000 in return premiums to Ambac Assurance, of which approximately $29,300 will be deferred. The difference of $7,700 results from the difference between the negotiated amount of return premiums and the associated unearned premiums remaining on the underlying guarantees, and will be earned in 2006.

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Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

5	LOSSES AND LOSS EXPENSE RESERVE

As discussed in Note 2, Ambac Assurance’s liability for losses and loss expenses consists of case basis and active credit reserves. Following is a summary of the activity in the case basis credit and active credit reserve accounts and the components of the liability for loss and loss expense reserves:

	2005	2004	2003
Case basis credit loss and loss expense reserves:
Balance at January 1	$133,254	$57,233	$53,592
Less: reinsurance recoverables	16,499	2,535	4,600

Net balance at January 1	116,755	54,698	48,992

Transfers from active credit reserves:
Current year	31,274	40,215	25,361
Prior years	41,776	40,765	14,403

Total transfers from active credit reserves	73,050	80,980	39,764

Paid (net of recoveries) related to:
Current year	2,755	214	9,825
Prior years	83,986	18,709	24,233

Total paid	86,741	18,923	34,058

Net balance at December 31	103,064	116,755	54,698
Plus reinsurance recoverables	3,468	16,499	2,535

Balance at December 31	106,532	133,254	57,233

Active credit reserve:
Balance at January 1	120,801	132,181	118,545
Provision for losses	149,856	69,600	53,400
Transfers to case reserves	(73,050)	(80,980)	(39,764)

Balance at December 31	197,607	120,801	132,181

Total	$304,139	$254,055	$189,414

During 2005, 2004 and 2003, gross losses paid were $119,070, $55,321 and $45,621, respectively. During 2005, 2004 and 2003, recoveries from reinsurers for paid losses were $22,936, $2,769 and $4,041, respectively. During 2005, 2004 and 2003, other recoveries of losses were $9,394, $33,628 and $7,522, respectively.

The provision for losses and loss expenses represents the expense recorded to bring the total reserve (active credit and case basis credit) to a level determined by management to be adequate for losses inherent in the non-derivative financial guarantee insurance portfolio as of the reporting date. The provision for losses of $149,856 is the amount recorded as loss and loss expenses in the Consolidated Statements of Operations. The 2005 loss and loss expenses were primarily driven by a provision for losses of $91,500 for municipal exposures impacted by Hurricane Katrina and losses of $70,100 from three credits that experienced credit deterioration, partially offset by favorable development in other aspects of our adversely classified credit listing. Provisions are recognized through the active credit reserve based on the ongoing analysis of the portfolio as discussed in Note 2. Upon

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

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(Dollar Amounts in Thousands)

default of the underlying credit, the reserve is transferred from active credit reserves to case basis credit reserves. Additional provisions for losses upon further credit deterioration of a defaulted exposure are initially recorded in active credit reserve and subsequently transferred to case basis credit reserve.

Transfers from active credit reserves related to prior years were $41,776 and $40,765 for the years ended December 31, 2005 and 2004, respectively.

A domestic health care institution, which defaulted in a prior year, continued to experience significant financial stress in 2005. Ambac Assurance believes the primary factor causing the loss on this exposure is the competitive local environment for health care delivery and the resulting impact on revenue generation. Ambac is closely surveilling this credit and is in frequent communication with the issuer’s management. An enhanced equipment trust that was impacted by a bankruptcy of a commercial airline in 2004, experienced additional losses in 2005 upon the settlement of the trust. In connection with the settlement of the trust, Ambac Assurance purchased three airplanes. In February 2006, Ambac Assurance sold these airplanes and recognized a realized gain of approximately $25,000. Transfers to case reserves for these two credits amounted to $46,399 and $42,315 in 2005 and 2004, respectively.

6	INCOME TAXES

The total effect of income taxes on income and stockholder’s equity was as follows:

	2005	2004	2003
Total income taxes charged to income	$264,939	$273,845	$244,942

Income taxes credited to stockholder’s equity:
Unrealized (losses) gains on bonds	(49,750)	(4,907)	4,442
Exercise of stock options	(10,359)	(16,403)	(11,894)

Total credited to stockholder’s equity	(60,109)	(21,310)	(7,452)

Total effect of income taxes	$204,830	$252,535	$237,490

The tax provisions in the accompanying Consolidated Statements of Operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

	2005	%	2004	%	2003	%
Computed expected tax at statutory rate	$358,070	35.0%	$364,417	35.0%	$320,634	35.0%
Reductions in expected tax resulting from:
Tax-exempt income	(84,760)	(8.3)	(79,564)	(7.6)	(73,652)	(8.0)
Release of tax reserves	(9,000)	(0.9)	(8,250)	(0.8)	—	0.0
Other, net	629	0.1	(2,758)	(0.3)	(2,040)	(0.3)

Income tax expense	$264,939	25.9%	$273,845	26.3%	$244,942	26.7%

The release of tax reserves relates to the expiration of the statute of limitations of an earlier tax year.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2005 and 2004 are presented below:

	2005	2004
Deferred tax liabilities:
Contingency reserve	$336,957	$306,957
Unrealized gains on bonds	74,495	124,245
Deferred acquisition costs	80,120	71,141
Unearned premiums and credit fees	107,055	85,654
Other	8,560	7,110

Total deferred tax liabilities	607,187	595,107

Deferred tax assets:
Tax and loss bonds	301,371	271,371
Loss reserves	70,188	43,834
Compensation	27,313	18,521
Other	7,272	4,997

Sub-total deferred tax assets	406,144	338,723
Valuation allowance	—	—

Total deferred tax assets	406,144	338,723

Net deferred tax liabilities	$(201,043)	$(256,384)

Ambac Assurance believes that no valuation allowance is necessary in connection with the deferred tax assets. It is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

7	SPECIAL PURPOSE ENTITIES AND VARIABLE INTEREST ENTITIES

Ambac Financial Group has involvement with special purpose entities, including VIEs in the following ways. First, Ambac Assurance is a provider of financial guarantee insurance for various debt obligations. Second, Ambac Financial Group has sponsored two special purpose entities that issue medium-term notes (“MTNs”) to fund the purchase of certain financial assets. As discussed in detail below, these Ambac Financial Group sponsored special purpose entities are considered QSPEs. Lastly, Ambac Assurance has a beneficial interest in a variable interest entity that purchases fixed rate municipal bonds with proceeds from the issuance of floating rate short term beneficial interests as discussed in detail below.

Financial Guarantees:

Ambac Assurance provides financial guarantee insurance to debt obligations of special purpose entities, including VIEs. Ambac Assurance’s primary variable interest exists through this financial guarantee insurance contract. The transaction structure provides certain financial protection to Ambac Assurance. This financial protection can take several forms; however, the most common are over-collateralization, first loss and excess spread. In the case of over-collateralization, (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

guaranteed by Ambac Assurance), the structure allows the transaction to experience defaults among the securitized assets before a default is experienced on the structured finance obligations that have been guaranteed by Ambac Assurance. In the case of first loss, the financial guarantee insurance policy only covers a senior layer of losses on debt issued by special purpose entities, including VIEs. The first loss with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest cash flows that are in excess of the interest payments on the related debt.

As of December 31, 2005, Ambac Assurance is the primary beneficiary, and therefore consolidated VIEs under three transactions, as a result of providing financial guarantees to these entities. Ambac Assurance consolidated these entities since the structural financial protections are outside the VIEs. These structural protections, had they existed inside the VIEs, would have absorbed a majority of the VIEs’ expected losses and consequently Ambac Assurance would not have consolidated these entities. All consolidated VIEs are bankruptcy remote special purpose financing entities created by the issuer of debt securities to facilitate the sale of notes guaranteed by Ambac Assurance. Ambac Assurance is not primarily liable for the debt obligations of these entities. Ambac Assurance would only be required to make payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Additionally, Ambac Assurance’s creditors do not have rights with regard to the assets of these VIEs.

Proceeds from the note issuance of the first VIE transaction, which closed in 2002, were used to purchase senior mortgage-backed floating rate notes of a South Korean mortgage-backed securities issuer. Protections afforded Ambac Assurance in this transaction were in the form of a reserve fund and the issuance of subordinated debt. Ambac Assurance will pay claims under its financial guarantee only in the event that losses on the mortgage assets of the South Korean issuer reduce the reserve fund to zero and exceed the principal amount of the subordinated notes. Total long-term debt outstanding under this note issuance was $64,522 with a maturity date of December 3, 2022 and a variable rate of interest which was 4.26% and 2.30% at December 31, 2005 and 2004, respectively.

Proceeds from the note issuances of the other transactions, both of which closed in 2004, were used to purchase notes issued by special purpose reinsurance companies in connection with their reinsurance of defined blocks of life insurance contracts. Protections afforded Ambac Assurance were in the form of capital contributed to the reinsurance companies and the issuance of subordinated debt by the VIEs. Ambac Assurance will pay claims under its financial guarantees in these transactions if cash flows generated under the reinsurance agreements and the proceeds from the contributed capital and subordinated debt are insufficient to repay the noteholders. Total debt outstanding under these note issuances were $977,325 at December 31, 2005, with maturity dates ranging from April 15, 2016 to February 6, 2025. At December 31, 2005 the interest rate on these notes ranged from 4.30% to 4.91%. Under one of these transactions, Ambac Assurance is subject to potential consolidation of an additional $300,000 of assets and liabilities in connection with future utilization of the VIE by the reinsurer.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table provides supplemental information about the combined assets and liabilities associated with the VIEs discussed above. The assets and liabilities of these VIEs are consolidated into the respective Balance Sheet captions.

	At December 31, 2005	At December 31, 2004
Assets:
Cash	$676	$690
Loans Investment in fixed income securities	659,379 390,423	727,294 346,111
Investment income due and accrued	7,448	2,315

Total	$1,057,926	$1,076,410

Liabilities:
Long-term debt	$1,041,848	$1,074,368
Other liabilities	15,493	2,042

Total	$1,057,341	$1,076,410

Stockholders’ equity:
Accumulated other comprehensive income	585	—

Total liabilities and stockholders’ equity	$1,057,926	$1,076,410

Disclosures made in Note 3, “Investments,” include investments in fixed income securities for all three VIE transactions. At December 31, 2005, the loan balance outstanding for one VIE transaction was $659,379 with a fixed interest rate of 4.906% and an expected final maturity date of April 2011.

Qualified Special Purpose Entities:

Ambac Financial Group has transferred financial assets to two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. These entities meet the characteristics of QSPEs in accordance with SFAS 140. QSPEs are not subject to the requirements of FIN 46-R and accordingly are not consolidated in Ambac Financial Group’s or Ambac Assurance’s financial statements. The QSPEs are legal entities that are demonstrably distinct from Ambac Financial Group. Ambac Financial Group, its affiliates or its agents cannot unilaterally dissolve the QSPEs. The QSPEs permitted activities are limited to those outlined below.

As of December 31, 2005, there have been 14 individual transactions processed through the QSPEs of which 9 are outstanding. In each case, Ambac Financial Group sold fixed income debt obligations to the QSPEs. These transactions are true sales based upon the bankruptcy remote nature of the QSPE and the absence of any agreement or obligation for Ambac Financial Group to repurchase or redeem assets of the QSPE. Additionally, Ambac Financial Group’s creditors do not have any rights with regards to the assets of the QSPEs. The purchase by the QSPE is financed through the issuance of MTNs, which are collateralized by the purchased assets. Derivative contracts (interest rate and currency swaps) may be used for hedging purposes only. Derivative hedges are established at the time MTNs are issued to purchase financial assets. The activities of the QSPEs are contractually limited to purchasing assets from Ambac Financial Group, issuing MTNs to fund such

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

purchase, executing derivative hedges and related administrative services. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued or both. As of December 31, 2005, Ambac Assurance had financial guarantee insurance policies issued for all assets and MTNs owned and outstanding by the QSPEs.

Ambac Assurance’s exposures under these financial guarantee insurance policies as of December 31, 2005 and December 31, 2004 are included in the disclosure in Note 11 “Guarantees in Force”. Pursuant to the terms of Ambac Assurance’s insurance policy, insurance premiums are paid to Ambac Assurance by the QSPEs and are earned in a manner consistent with other insurance policies, over the risk period. Any losses incurred would be included in Ambac Assurance’s Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac Financial Group provides certain administrative duties, primarily collecting amounts due on the obligations and making interest payments on the MTNs.

Assets sold to the QSPEs during 2005, 2004 and 2003 were $0, $195,000 and $250,000, respectively. No gains or losses were recognized on these sales. As of December 31, 2005, the estimated fair value of financial assets, MTN liabilities and derivative hedge liabilities were $1,622,242, $1,647,829 and $14,101, respectively. When market quotes are not available, estimated fair value is determined utilizing valuation models. These models include estimates, made by Ambac Financial Group management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Ambac Assurance received gross premiums for issuing financial guarantee policies on the assets, MTNs and derivative contracts of $5,713, $6,042 and $5,278 for the years ended December 31, 2005, 2004 and 2003, respectively. Ambac Financial Group also received fees for providing other services amounting to $321, $393, and $461 for 2005, 2004 and 2003, respectively.

VIE Beneficial Interest:

Ambac Assurance owns a beneficial interest in a special purpose entity that meets the definition of a VIE. This entity has issued floating rate beneficial interests to investors and invested the proceeds in fixed income municipal investment securities. These beneficial interests are directly secured by the related municipal investment securities. Ambac Assurance is the primary beneficiary of this entity as a result of its beneficial interest. The fixed income municipal investment securities, which are reported as Investments in fixed income securities, at fair value on the Consolidated Balance Sheets, were $258,806 and $257,300 as of December 31, 2005 and 2004. The beneficial interests issued to third parties, reported as Obligations under payment agreements on the Consolidated Balance Sheets, were $248,760 and $249,140 as of December 31, 2005 and 2004. As of December 31, 2005 and 2004, the interest rates on these beneficial interests ranged from 1.49% to 3.55% and from 0.87% to 2.03%, respectively.

8	RETIREMENT PLANS

Pensions and Postretirement Health Care and Other Benefits:

Ambac Financial Group has a defined benefit pension plan covering substantially all employees of Ambac Assurance. The benefits are based on years of service and the employee’s highest salary during five consecutive years of employment within the last ten years of employment. Ambac Financial

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Group’s funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions for 2006 are estimated to be approximately $2,000. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.

The table below sets forth a reconciliation of the beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of the plan as of December 31, 2005 and 2004.

	2005	2004
Accumulated Benefit Obligation at End of Year:	$24,729	$19,304

Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$25,429	$23,037
Service cost	2,078	1,697
Interest cost	1,551	1,284
Actuarial loss (gain)	2,371	(266)
Benefits paid	(355)	(323)

Projected benefit obligation at end of year	$31,074	$25,429

Change in Plan Assets:
Fair value of plan assets at beginning of year	$26,818	$21,998
Actual return on plan assets	1,957	2,843
Ambac Financial Group contributions	2,200	2,300
Benefits paid	(355)	(323)

Fair value of plan assets at end of year	$30,620	$26,818

Funded status	$(454)	$1,389
Unrecognized loss	6,891	4,342
Unrecognized prior service cost	74	(70)

Prepaid pension asset	$6,511	$5,661

Ambac Financial Group’s net pension costs for the years ended December 31, 2005, 2004 and 2003 included the following components:

	2005	2004	2003
Service cost	$2,078	$1,697	$1,653
Interest cost	1,551	1,283	1,151
Expected return on plan assets	(2,393)	(2,027)	(1,664)
Amortization of prior service cost	(145)	(144)	(131)
Recognized net loss	258	102	37
Other	—	136	—

Net periodic pension cost	$1,349	$1,047	$1,046

Pension expense recorded by Ambac Assurance amounted to $1,319, $864 and $781 in 2005, 2004 and 2003, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Ambac Financial Group provides postretirement health care and life insurance benefits to certain eligible retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded. Ambac Financial Group’s unfunded accumulated postretirement benefit obligation was $4,980 and the related accrued postretirement liability was $4,125 as of December 31, 2005. The assumed health care cost trend rates range from 9% in 2006, decreasing ratably to 6% in 2010. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase the accumulated postretirement benefit obligation at December 31, 2005, by $1,125 and the 2005 benefit expense by $221. Decreasing the assumed health care cost trend rate by one percentage point in each future year would decrease the accumulated postretirement benefit obligation at December 31, 2005 by $912 and the 2005 benefit expense by $174. Postretirement benefits expense recorded by Ambac Assurance was $571, $207 and $127 in 2005, 2004 and 2003, respectively.

The following table sets forth projected benefit payments from Ambac Financial Group’s defined benefit pension and postretirement plans and reflects expected future service where appropriate:

Amount
2006	$454
2007	522
2008	582
2009	636
2010	721
All later years	5,433

$8,348

Assumptions:

The following assumptions were used to determine the projected benefit obligation for the pension and postretirement plans at the measurement date (December 31) and the net periodic cost for the year:

Projected Benefit Obligation:	2005	2004
Discount rate	5.50%	5.75%
Rate of compensation increase	4.00%	4.50%

During the Current Year:	2005	2004	2003
Discount rate	5.75%	6.00%	6.50%
Expected long-term return on pension plan assets	8.75%	8.75%	8.75%
Rate of compensation increase	4.50%	4.50%	4.50%

The discount rate used in determining the projected benefit obligations for the pension and postretirement plans is selected by reference to the year-end Moody’s corporate AA rate, as well as other high-quality indices with similar duration to that of the benefit plans. The return on plan assets reflects the weighted-average of the expected long-term rates of return for the security classes of investments. Consideration is given for historical returns and current economic conditions.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Pension Plan Assets:

Ambac Financial Group employs a total return investment approach whereby a mix of equity and bond mutual funds are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The plan strives to have diversification so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. The investment policy establishes a target allocation for each class which is rebalanced as deemed necessary. Target asset allocations are 40% large capitalization U.S. equity index mutual funds, 30% U.S. bond index mutual funds, 20% international equity mutual funds and 10% small capitalization U.S. equity mutual funds.

The fair value of total plan assets at December 31, 2005 and 2004 by asset category were as follows:

	2005	2004
Equity mutual funds	75%	74%
Bond mutual funds	25	26

	100%	100%

Savings Incentive Plan:

Substantially all employees of Ambac Financial Group are covered by a defined contribution plan (the “Savings Incentive Plan”). Ambac Financial Group makes an employer matching contribution of 50% of the employee’s contributions up to 6% of such participants’ base compensation, subject to limits set by the Internal Revenue Code. Ambac Financial Group may also make a Basic Profit Sharing contribution of 3% of base compensation and a Supplemental Profit Sharing contribution of an additional 3% of base compensation to eligible employees. The total cost of the Savings Incentive Plan to Ambac Assurance was $3,204, $3,247 and $2,799 in 2005, 2004 and 2003, respectively.

9	Incentive Plans

The Ambac Financial Group 1997 Equity Plan (the “Equity Plan”) provides for the granting of stock options, stock appreciation rights, restricted stock units (“RSUs”), performance units and other awards that are valued or determined by reference to Ambac Financial Group’s Common Stock. Ambac Financial Group also maintains the Ambac 1997 Non-Employee Directors Equity Plan, which provides awards of stock options and restricted stock units to non-employee members of the Ambac’s Board of Directors. As of December 31, 2005, approximately 8,151,078 shares were available for future grant under the Equity Plan and the Directors Equity Plan. The number of options and their exercise price, and the number of restricted stock units awarded to each non-employee director under the Directors Equity Plan are determined by formula.

Stock Options:

Stock options awarded to employees are exercisable and expire as specified at the time of grant. Such options do not have a per share exercise price less than the fair market value of a share of Ambac

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Financial Group Common Stock on the date of grant or have a term in excess of ten years from the date of the grant. All employee stock option agreements provide that vesting is accelerated in certain circumstances, such as upon retirement or death. Total stock option expense for Ambac Assurance amounted to $9,621, $11,511 and $8,430 in 2005, 2004 and 2003, respectively.

Annual Incentive Program:

Ambac Financial Group has an annual incentive program (the “Program”) that makes available to all eligible employees awards that are based upon the performance of Ambac Financial Group, the performance of the employee’s department and the performance of the employee. The Program awards consist of cash and RSUs for all employees and, in lieu of a predetermined percentage of cash, RSUs that may be granted to officers at the level of Managing Director and above. RSUs granted in lieu of the first twenty-five percent of the cash award are granted at a twenty-five percent discount to the average of the high and low of Ambac common stock on the date of grant. An eligible employee can elect to defer more than twenty-five percent of their cash award in the form of RSUs, however, the aforementioned discount does not apply. RSUs granted in lieu of the cash award vest equally over three years. The RSUs representing the twenty-five percent discount vest on the fourth anniversary of the date of grant. Prior to vesting, the RSUs cannot be sold or transferred by the participant and are subject to cancellation if the participant’s employment is terminated. All RSU agreements provide that vesting is accelerated in certain circumstances, such as retirement or death. The cost of the program for Ambac Assurance for the years ended December 31, 2005, 2004 and 2003 amounted to $50,777, $45,305 and $36,915, respectively.

10	COMMITMENTS AND CONTINGENCIES

Ambac Assurance is responsible for leases on the rental of office space. The lease agreements, which expire through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

Amount
2006	$8,383
2007	8,462
2008	8,587
2009	8,952
2010	9,399
All later years	80,609

$124,392

Rent expense for the aforementioned leases amounted to $10,018, $8,507 and $7,434 for the years ended December 31, 2005, 2004 and 2003, respectively.

A subsidiary of Ambac Financial Group provides a $360,000 liquidity facility to a reinsurance company which acts as reinsurer with respect to a portfolio of life insurance policies. The liquidity facility, which is guaranteed by Ambac Assurance, provides temporary funding in the event that the

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

reinsurance company’s capital is insufficient to make payments under the reinsurance agreement. The reinsurance company is required to repay all amounts drawn under the liquidity facility. No amounts have been drawn under this facility at December 31, 2005.

11	GUARANTEES IN FORCE

The par amount of financial guarantees outstanding, for non-affiliates, were $523,247,000 and $502,657,000 at December 31, 2005 and 2004, respectively. The par amount of financial guarantees outstanding, for non-affiliates, net of reinsurance, were $479,085,000 and $459,432,000 at December 31, 2005 and 2004, respectively. As of December 31, 2005 and 2004, the guarantee portfolio was diversified by type of guaranteed bond as shown in the following table:

	Net Par Amount Outstanding (1)
(Dollars in Millions)	2005	2004
Public Finance:
Lease and tax-backed revenue	$82,589	$76,012
General obligation	57,982	49,394
Utility revenue	36,872	36,321
Health care revenue	27,143	23,977
Transportation revenue	23,718	21,188
Higher education	20,054	18,056
Housing revenue	10,152	9,163
Other	5,556	5,588

Total Public Finance	264,066	239,699

Structured Finance:
Mortgage-backed and home equity	49,457	53,148
Asset-backed and conduits	32,505	28,858
Pooled debt obligations	22,391	13,382
Student loan	16,538	14,646
Investor-owned utilities	16,398	15,449
Other	7,063	6,971

Total Structured Finance	144,352	132,454

International Finance:
Pooled debt obligations	23,507	35,911
Asset-backed and conduits	15,355	15,692
Mortgage-backed and home equity	14,627	19,644
Investor-owned and public utilities	8,052	5,965
Transportation revenue	4,951	4,938
Sovereign/sub-sovereign	3,506	4,110
Other	669	1,019

Total International Finance	70,667	87,279

	$479,085	$459,432

(1)	Included in the above exposures are structured credit derivatives. Total structured credit derivative net par outstanding amounted to $43,712 and $43,478 at December 31, 2005 and 2004, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

As of December 31, 2005 and 2004, the International Finance guarantee portfolio is shown in the following table by location of risk:

	Net Par Amount Outstanding
(Dollars in Millions)	2005	2004
United Kingdom	$22,761	$27,006
Germany	5,895	7,842
Australia	5,139	4,569
Japan	4,274	6,063
Italy	1,843	1,641
Internationally diversified	22,874	32,004
Other international	7,881	8,154

Total International Finance	$70,667	$87,279

Internationally diversified obligations represent pools of geographically diversified exposures which includes significant components of domestic exposure.

Gross financial guarantees in force (principal and interest) was $801,085,000 and $757,037,000 at December 31, 2005 and 2004, respectively. Net financial guarantees in force (after giving effect to reinsurance) was $726,612,000 and $685,234,000 as of December 31, 2005 and 2004, respectively.

In the United States, California and New York were the states with the highest aggregate net par amounts in force, accounting for 10.5% and 6.9% of the total at December 31, 2005. No other state accounted for more than five percent. The highest single insured risk represented less than 1% of aggregate net par amount insured.

12	FAIR VALUES OF FINANCIAL INSTRUMENTS

The following fair value amounts were determined by using independent market information when available, and valuation models when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating fair values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount Ambac Assurance could realize in a current market exchange. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Investments:  The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes. When quotes are not available, fair values are estimated based upon internal valuation models.

Short-term investments and cash:  The fair values of short-term investments and cash approximates amortized cost.

Other investments:  The fair value of other investments, primarily mutual funds, are based on quoted market prices received from a nationally recognized pricing service.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Securities purchased under agreements to resell:  The fair value of securities purchased under agreements to resell approximates carrying value.

Investment income due and accrued:  The fair value of investment income due and accrued approximates carrying value.

Loans:  The fair value of loans approximates carrying value.

Derivative contracts classified as held for trading purposes:  The fair values of interest rate swaps, currency swaps, total return swaps and structured credit derivative transactions are determined by market quotes or valuation models when market quotes are not available.

Obligations under payment agreements:  The fair value of payment agreements approximates carrying value.

Long-term debt:  The fair value of long-term debt issued by consolidated variable interest entities approximates carrying value.

Liability for net financial guarantees written:  The fair value of the liability for financial guarantees written is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve plus the present value of estimated future installment premiums, less an estimated ceding commission thereon. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios.

The carrying amount and estimated fair value of financial instruments are presented below:

	As of December 31,
	2005		2004
(Dollars in Millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Fixed income securities	$9,153	$9,153	$8,438	$8,438
Short-term investments	407	407	484	484
Other investments	13	13	3	3
Cash	21	21	18	18
Securities purchased under agreements to resell	97	97	52	52
Investment income due and accrued	121	121	105	105
Derivative assets:
Trading purposes	1,030	1,030	1,305	1,305
Loans	682	682	731	731
Financial liabilities:
Obligations under payments agreements	249	249	249	249
Derivative liabilities:
Trading purposes	935	935	1,213	1,213
Long-term debt	1,042	1,042	1,074	1,074
Liability for financial guarantees written:
Gross	2,966	3,528	2,783	3,856
Net of reinsurance	2,663	3,331	2,485	3,409

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

13	INSURANCE REGULATORY

Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

Ambac Assurance’s ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin. Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders’ surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Additionally, no quarterly dividend may exceed the dividend paid in the corresponding quarter of the preceding year by more than 15% without approval from the Wisconsin Insurance Commissioner. Based upon these restrictions, at December 31, 2005, the maximum amount that will be available during 2006 for payment of dividends by Ambac Assurance is approximately $333,000. Ambac Assurance paid cash dividends of $353,400, $103,000 and $89,600 on its common stock in 2005, 2004 and 2003, respectively. The 2005 amounts required regulatory approval since it exceeded the statutorily prescribed threshold.

The New York Financial Guarantee Insurance Law establishes single risk limits applicable to obligations insured by Ambac Assurance. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding and average annual debt service, net of reinsurance and collateral, for a single risk to the insurer’s qualified statutory capital, which is defined as the sum of the insurer’s policyholders’ surplus and contingency reserves. As of December 31, 2005 and 2004, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

Ambac Assurance’s statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the Wisconsin Insurance Department. Wisconsin has adopted the National Association of Insurance Commissioners’ statutory accounting practices (“NAIC SAP”) as a component of its prescribed accounting practices. Wisconsin’s accounting practice for changes to the contingency reserve differs from those practices of NAIC SAP. Under NAIC SAP, contributions to and releases from the contingency reserve are recorded via a direct charge or credit to surplus. Under the Wisconsin Administrative Code, contributions to and release from the contingency reserve are to be recorded through underwriting income. Ambac Assurance received permission of the Wisconsin Insurance Commissioner to record contributions to and releases from the contingency reserve in accordance with NAIC SAP. Statutory surplus is the same using each of these accounting practices. Statutory net income is higher than if Ambac Assurance had reported the net contributions in accordance with the Wisconsin Administrative Code by $265,536, $235,881 and $234,219 for 2005, 2004 and 2003, respectively.

Statutory capital and surplus was $3,327,484 and $3,198,699 at December 31, 2005 and 2004, respectively. Qualified statutory capital was $5,648,813 and 5,224,491 at December 31, 2005 and 2004, respectively. Statutory net income for Ambac Assurance was $707,402, $693,176 and $584,160

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

for 2005, 2004 and 2003, respectively. Statutory capital and surplus differs from stockholders’ equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently.

14	LONG-TERM DEBT AND LINES OF CREDIT

The long-term debt represents notes issued by consolidated variable interest entities. Ambac Assurance is the primary beneficiary of these VIEs as a result of providing financial guarantees on the variable interest entity notes. Consequently, Ambac Assurance has consolidated the notes issued by the VIEs, and all other assets and liabilities of these VIEs. Ambac Assurance is not primarily liable for the debt obligations of these entities. Ambac Assurance would only be required to make payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Ambac Assurance’s creditors do not have rights with regard to the assets of these VIEs. Please refer to Note 7 for a detailed description of the variable interest entity notes.

On July 28, 2005, Ambac Financial Group and Ambac Assurance, as borrowers, entered into a $400,000 five year unsecured, committed revolving credit facility (the “Credit Facility”) with a group of highly rated banks. The Credit Facility expires on July 28, 2010. The Credit Facility provides for borrowings by Ambac Financial Group and Ambac Assurance on a revolving basis up to an aggregate of $400,000 at any one time, which maximum amount may, at Ambac Financial Group’s and Ambac Assurance’s request and subject to the terms and conditions of the facility, be increased up to $500,000.

Ambac Financial Group and/or Ambac Assurance may borrow under the Credit Facility for general corporate purposes, including the payment of claims. Subject to the terms and conditions thereof, Ambac Financial Group and/or Ambac Assurance may borrow under the Credit Facility until the final maturity date, which will occur on July 28, 2010. Loans may be denominated in U. S. Dollars or certain other currencies at the option of Ambac Financial Group and/or Ambac Assurance. Ambac Financial Group and/or Ambac Assurance has the option of selecting either (i) a Base Rate, a fluctuating rate equal to the higher of Citibank’s Base Rate and the Federal Funds Rate plus 0.5%, plus the Applicable Margin (as defined in the Credit Facility) and (ii) a Eurocurrency Rate, a periodic fixed rate equal to LIBOR plus the Applicable Margin. There are no outstanding loans under the Credit Facility. Neither Ambac Financial Group nor Ambac Assurance has previously incurred any borrowing under this Facility.

The Credit Facility contains customary representations, warranties and covenants for this type of credit facility, including two financial covenants requiring Ambac Financial Group to: (i) maintain as of the end of each fiscal quarter a debt-to-capital ratio, excluding debt consolidated under FIN 46, of not more than 30%, and (ii) maintain at all times total stockholders’ equity equal to or greater than $2,870,000. The stockholders’ equity financial covenant will increase annually, in an amount equal to 15% of the prior year’s net income and 15% of the net proceeds of any future equity issuances. The Credit Facility also provides for certain events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by Ambac Financial Group or Ambac Assurance proving to be false

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

in any material respect, certain bankruptcy, insolvency or receivership events affecting Ambac Financial Group or Ambac Assurance, defaults relating to other indebtedness, imposition of certain judgments and a change in ownership of Ambac Financial Group and/or Ambac Assurance.

Ambac Assurance has a series of perpetual put options on its own preferred stock. The counterparty to these put options are trusts established by a major investment bank. The trusts were created as a vehicle for providing capital support to Ambac Assurance by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, Ambac Assurance would receive up to $800 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The preferred stock would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. Dividend payments on the preferred stock are cumulative only if Ambac Assurance pays dividends on its common stock. Each trust is restricted to holding high-quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, each trust has issued its own auction market perpetual securities. Each trust is rated AA/Aa2 by Standard & Poor’s and Moody’s, respectively. During 2005 and 2004, Ambac Assurance paid put option fees of $5,035 and $4,698, respectively. Put option fees are recorded in adjusted paid-in capital in the Consolidated Balance Sheets.

15	RELATED PARTY TRANSACTIONS

During 2005 and 2004, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 2005 and 2004, the principal amount of investment agreements and investment repurchase agreements insured was $6,470,998 and $6,085,153, respectively, including accrued interest. The guarantees are collateralized by investment securities, accrued interest receivable, securities purchased under agreements to resell, cash and cash equivalents and other financial assets, which as of December 31, 2005 and 2004, had an aggregate fair value of $6,649,413 and $6,191,279, respectively. Certain investment agreements may be terminated at fair value. During 2005 and 2004, Ambac Assurance recorded gross premiums written of $3,481 and $2,403, and net premiums earned of $3,682 and $6,253, respectively, related to these agreements.

During 2005 and 2004, several interest rate swap transactions were executed between Ambac Financial Services and its affiliates (other than Ambac Assurance). As of December 31, 2005 and 2004, these contracts had an outstanding notional amount of approximately $2,068,000 and $1,727,000, respectively. As of December 31, 2005 and 2004, Ambac Financial Services recorded net liabilities of $72,291 and $141,536, respectively, related to these transactions.

In 2005 and 2004, Ambac Assurance received capital contributions totaling $199,110 and $62,606, respectively, from Ambac Financial Group, Inc.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

16	SEGMENT INFORMATION

Ambac Assurance has two reportable segments, as follows: (1) financial guarantee, which provides financial guarantees (including structured credit derivatives) for public finance and structured finance obligations and (2) financial services, which provides payment agreements, interest rate, currency and total return swaps.

Ambac Assurance’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

The accounting policies of the segments are described in Note 2 “Significant Accounting Policies”. Pursuant to insurance and indemnity agreements between Ambac Financial Services and Ambac Assurance, Ambac Financial Services’ payment obligations under its swap agreements are guaranteed by Ambac Assurance. Additionally, the payment obligations of Ambac Financial Services’ counterparties, under their swap agreements with Ambac Financial Services, are guaranteed by Ambac Assurance pursuant to insurance and indemnity agreements. Intersegment revenues include the premiums earned under those agreements. Such premiums are determined as if they were premiums to third parties, that is, at current market prices. In 2005 and 2004, Financial Guarantee intersegment revenues include dividends of $2,500 and $17,658, respectively, from the Financial Services segment.

The following table is a summary of the financial information by reportable segment as of and for the years ended December 31, 2005, 2004 and 2003:

	Financial Guarantee	Financial Services	Intersegment Eliminations	Total Consolidated
2005:
Revenues:
External customers	$1,321,128	$30,200	$—	$1,351,328
Intersegment	5,005	—	(5,005)	—

Total revenues	$1,326,133	$30,200	$(5,005)	$1,351,328

Income before income taxes:
External customers	$1,006,013	$17,043	$—	$1,023,056
Intersegment	7,321	(4,821)	(2,500)	—

Total income before income taxes	$1,013,334	$12,222	$(2,500)	$1,023,056

Identifiable assets	$10,834,303	$1,340,415	$—	$12,174,718

2004:
Revenues:
External customers	$1,185,662	$47,627	$—	$1,233,289
Intersegment	20,018	—	(20,018)	—

Total revenues	$1,205,680	$47,627	$(20,018)	$1,233,289

Income before income taxes:
External customers	$1,004,204	$36,986	$—	$1,041,190
Intersegment	21,804	(4,146)	(17,658)	—

Total income before income taxes	$1,026,008	$32,840	$(17,658)	$1,041,190

Identifiable assets	$10,086,522	$1,616,425	$—	$11,702,947

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

	Financial Guarantee	Financial Services	Intersegment Eliminations	Total Consolidated
2003:
Revenues:
External customers	$1,039,835	$32,860	$—	$1,072,695
Intersegment	11,855	—	(11,855)	—

Total revenues	$1,051,690	$32,860	$(11,855)	$1,072,695

Income before income taxes:
External customers	$893,446	$22,651	$—	$916,097
Intersegment	11,855	(2,088)	(9,767)	—

Total income before income taxes	$905,301	$20,563	$(9,767)	$916,097

Identifiable assets	$8,234,065	$1,499,171	$—	$9,733,236

The following table summarizes gross premiums written and net premiums earned and other credit enhancement fees included in the financial guarantee segment, by location of risk for the years ended December 31, 2005, 2004 and 2003.

	2005	2004	2003
Gross premiums written:
United States	$871,191	$820,632	$917,946
United Kingdom	81,492	110,225	106,315
Japan	28,954	28,836	25,783
Australia	18,853	5,026	4,761
Mexico	10,572	15,007	16,395
Italy	12,058	11,690	12,842
Brazil	12,831	10,846	10,193
Internationally diversified	33,520	30,062	30,536
Other international	30,690	17,890	24,401

Total:	$1,100,161	$1,050,214	$1,149,172

Net premiums earned and other credit enhancement fees:
United States	$654,856	$558,877	$503,355
United Kingdom	64,335	60,731	34,993
Japan	28,985	32,141	25,965
Australia	8,762	7,246	5,493
Mexico	5,475	7,242	7,620
Italy	8,369	8,003	6,487
Brazil	9,902	8,282	6,978
Internationally diversified	55,810	56,906	59,082
Other international	33,298	30,809	23,633

Total:	$869,792	$770,237	$673,606

Internationally diversified includes significant components of domestic exposure.